Exhibit 99.1

ARMSTRONG FLOORING SIGNS DEFINITIVE AGREEMENT TO SELL SOUTH GATE, CALIFORNIA PROPERTY FOR $76.7 MILLION

•	Significantly Enhances Financial Flexibility to Fuel Investments in Strategic Growth Initiatives

•	Announced Closure of South Gate Facility in December 2020 in Furtherance of Tile Manufacturing Footprint Optimization Strategy

•	Liquidity Expected to Increase by Approximately $75 Million Following Completion of the Transaction in First Quarter 2021

Lancaster, PA, February 25, 2021. Armstrong Flooring, Inc. (NYSE: AFI) (“Armstrong Flooring” or the “Company”), a leader in the design and manufacture of innovative flooring solutions, today announced it has entered into a definitive agreement to sell its production facility, warehouse and real estate property located in South Gate, California to an affiliate of Overton Moore Properties, one of the leading industrial developers in California, for a purchase price of $76.7 million in cash. Armstrong Flooring will receive proceeds of approximately $65 million in cash, net of fees, expenses, and $10.5 million to be held in an environmental related escrow. The transaction is subject to customary closing conditions and is expected to close in the first quarter of 2021.

“The sale of South Gate represents a major milestone in the transformation of Armstrong Flooring,” said Michel Vermette, President and Chief Executive Officer. “The opportunity to monetize this facility and extract meaningful value from a land parcel in one of the nation’s strongest real estate markets is an all-around win. The consolidation of our tile production capability will provide operational synergies and enable us to effectively serve our customers. We are already seeing encouraging results from our multi-year transformation that began in 2020 and we are excited to have an even stronger capital base to pursue what we believe to be a rapidly growing market opportunity for our Company. We are committed to expanding, simplifying, and strengthening our business to deliver improved results and stronger returns for shareholders.”

The transaction brings considerable operational and financial benefits to Armstrong Flooring. The Company had previously announced its intention to sell the South Gate property and has taken steps to ensure a seamless transition within its manufacturing network. In December 2020, the Company announced the planned closure of the manufacturing facility in furtherance of its tile manufacturing footprint optimization strategy. Products formerly produced at South Gate have been successfully moved to two of the Company’s facilities located in Illinois and Mississippi. The Company has also opened a 100,000 square foot warehouse in Southern California to serve as its new West Coast distribution hub, which has already started shipping to customers. The new warehouse replaces storage space currently located on the South Gate property, which will be sold in the transaction, and leased from the buyer for two months following the closing. The optimization of the manufacturing network, combined with investments to modernize the Company’s five remaining U.S. facilities, is expected to result in efficiencies, cost savings and higher capacity utilization.

The transaction will provide for a significant increase in financial flexibility to effectively execute the Company’s near and long-term objectives. At December 31, 2020, the Company had available liquidity of $52.7 million, including a $30 million block withheld under the credit facilities, until a sale of South Gate is completed. The Company expects to have restoration of availability under the ABL following the closing of the transaction. Under the terms of its credit agreements, $20 million of proceeds will be used to pay down a portion of borrowings on its term loan facility. Upon closing, the Company expects net proceeds to increase available liquidity by approximately $75 million, giving effect to the release of cash currently withheld under the block and the repayment of a portion of debt. The funds to be held for environmental related purposes will remain in escrow until the sooner to occur of the exhaustion of the escrow or a determination by the appropriate authority that no further action is required. Cash income taxes resulting from the sale are expected to be less than $1 million. The remaining cash and liquidity will be available to accelerate investments in the Company’s multi-year transformation of its operations to become a leaner, faster growing and more profitable business. The Company will continue to invest in its business with a customer-centric and returns-focused approach to execute on its multi-year transformation.

About Armstrong Flooring

Armstrong Flooring, Inc. (NYSE: AFI) is a leading global manufacturer of flooring products and one of the industry’s most trusted and celebrated brands. The company continually builds on its resilient, 150-year legacy by delivering on its mission to create a stronger future for customers through adaptive and inventive solutions. Headquartered in Lancaster, Pennsylvania, Armstrong Flooring safely and responsibly operates eight manufacturing facilities globally. Learn more at www.armstrongflooring.com.

About Overton Moore Properties

Ranked among the largest real estate developers in Los Angeles, Overton Moore Properties (OMP) is a privately held company specializing in real estate development, acquisition, master planning, marketing, asset management, property management, construction management, and financial reporting of industrial, self-storage, office and mixed-use projects. OMP’s long-term franchise value, local market knowledge, deep relationships with tenants and the brokerage community and strong institutional relationships have contributed to its success throughout the past 42 years. OMP has developed and acquired more than 38 million square feet of office, industrial, self-storage and mixed-use space, representing over $2 billion in value. The firm has offices in Southern and Northern California and manages nearly 10 million square feet of space in California.

Forward-Looking Statements

Disclosures in this release, including those relating to the sale, proceeds and expected closing of the transaction, as well as expected financial flexibility and operational synergies, and in our other public documents and comments contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in our reports filed with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

Contact Information

Investors:

Amy Trojanowski

SVP, Chief Financial Officer

ir@armstrongflooring.com

Media:

Alison van Harskamp

Director, Corporate Communications

aficorporatecommunications@armstrongflooring.com